Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation

We consent to the incorporation by reference in the registration statements  (Nos. 333-106694, 333-111672, 333-111673, 333-127395, 333-134923, 333-134934, and 333-174316) on Form S-8 of Cardinal Financial Corporation of our report dated June 26, 2015 with respect to the statements of assets available for benefits (modified cash basis) of the Cardinal Financial Corporation 401(k) Retirement Plan as of December 31, 2014 and 2013, the related statement of changes in assets available for benefits (modified cash basis) for the year ended December 31, 2014, and the supplemental schedules (modified cash basis) of Schedule H, line 4a — Schedule of Delinquent Participant Contributions for the year ended December 31, 2014 (Schedule I), Schedule H, line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2014 (Schedule II) and Schedule H, line 4j — Schedule of Reportable Transactions for the year ended December 31, 2014 (Schedule III) which report appears in the December 31, 2014 annual report on Form 11-K of the Cardinal Financial Corporation 401(k) Retirement Plan.

McLean, Virginia

June 26, 2015